EXHIBIT 99.2

news release

Contacts:	Jane Ostrander	Leslie Hunziker
	Media Relations	Investor Relations
	847 482-5607	847 482-5042
	jostrander@tenneco.com	lhunziker@tenneco.com
TENNECO INC. ANNOUNCES EXCHANGE OFFER FOR ITS 8.125 % SENIOR SECURED NOTES DUE 2015
LAKE FOREST, ILLINOIS, June 2, 2008 – Tenneco Inc. (NYSE: TEN) today commenced an offer to exchange up to $250 million principal amount of 8.125 % Senior Notes due 2015, which have been registered under the Securities Act of 1933, for and in replacement of all outstanding 8.125 % Senior Notes due 2015, which were issued on November 20, 2007 in a private placement.
The offer is being made pursuant to the terms and conditions included in the company’s Prospectus dated June 2, 2008. The terms of the new notes are substantially identical to the terms of the notes for which they are being exchanged, except that the transfer restrictions and registration rights applicable to the original notes generally do not apply to the new notes.
The exchange offer will expire at 5:00 p.m., ET, on June 30, 2008, unless extended by Tenneco.
Copies of the prospectus and other information relating to this exchange offer, including transmittal materials, may be obtained from the exchange agent, Wells Fargo Bank, N.A., Corporate Trust Operations, MAC N9303-121, 6th & Marquette Avenue, Minneapolis, Minnesota 55480, Attn: Gregory S. Clarke.
This news release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Tenneco Inc. nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
Tenneco is a $6.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.
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